PRICING SUPPLEMENT NO. 2278BG Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-184193 Dated November 17, 2014 $1,000,000 Deutsche Bank AG Trigger Autocallable Optimization Securities
Deutsche Bank AG Securities Linked to the Performance of Light Sweet Crude Oil (WTI) Futures Contracts due August 20, 2015
Investment Description
Trigger Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the relevant nearby month’s Light Sweet Crude Oil (WTI) futures contract (the “Underlying”) as traded on the CME Globex (“CME”). The Securities are designed for investors who want to express a moderately bullish view on the Underlying. If the Closing Price is greater than or equal to the Initial Price on any quarterly Observation Date (including the Final Valuation Date), Deutsche Bank AG will automatically call the Securities and, for each $10.00 Face Amount of Securities, pay you a Call Price equal to the Face Amount plus the applicable Call Return based on the Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you at maturity the Face Amount per $10.00 Face Amount of Securities. However, if the Securities are not automatically called and the Final Price is less than the Trigger Price, for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay you less than the Face Amount at maturity, resulting in a loss of 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price. In this circumstance, you will lose a significant portion or all of your initial investment. You will not receive any coupon payments during the term of the Securities. Investing in the Securities is subject to significant risks, including the risk of losing your entire investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
Features	Key Dates
❑ Call Return — If the Closing Price is greater than or equal to the Initial Price on any quarterly Observation Date (including the Final Valuation Date), Deutsche Bank AG will automatically call the Securities and, for each $10.00 Face Amount of Securities, pay you a Call Price equal to the Face Amount plus the applicable Call Return based on the Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called, investors may have full downside market exposure to the price of the Underlying at maturity.

❑ Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity — If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you at maturity the Face Amount per $10.00 Face Amount of Securities. However, if the Final Price is less than the Trigger Price, for each $10.00 Face Amount of Securities, Deutsche Bank AG will pay you less than the Face Amount at maturity, resulting in a loss of 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price. In this circumstance, you will lose a significant portion or all of your initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you could lose your entire investment.
	Trade Date Settlement Date Observation Dates1 Final Valuation Date1 Maturity Date1	November 17, 2014 November 20, 2014 Quarterly August 17, 2015 August 20, 2015
1See page 4 for additional details

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE SAME DOWNSIDE MARKET RISK AS THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 8 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering Trigger Autocallable Optimization Securities linked to the performance of the relevant nearby month’s Light Sweet Crude Oil (WTI) futures contract traded on CME. The Securities are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof. The Initial Price is the Closing Price of the Underlying on November 14, 2014. The Initial Price is not the Closing Price of the Underlying on the Trade Date. The Trigger Price is based on the Initial Price.
Underlying	Call Return Rate per annum	Total Potential Call Return	Initial Price	Trigger Price	CUSIP / ISIN
Relevant nearby month’s Light Sweet Crude Oil (WTI) futures contract traded on CME (Bloomberg Page: CL1 <Comdty>)	9.00% per annum	6.75%	$75.82	$57.62, equal to 76.00% of the Initial Price	25190A781 / US25190A7818
See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in product supplement BG dated October 9, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 28, 2012 and this pricing supplement.
The Issuer’s estimated value of the Securities on the Trade Date is $9.74 per $10.00 Face Amount of Securities, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement BG, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the performance of Light Sweet Crude Oil (WTI) futures contracts	$1,000,000.00	$10.00	$5,000.00	$0.05	$995,000.00	$9.95
(1)For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,000,000.00	$116.20

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities
The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately two months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between (a) the Issue Price minus the discounts and commissions and (b) the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities
You should read this pricing supplement, together with product supplement BG dated October 9, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which the Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BG dated October 9, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005360/crt_dp33475-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Trigger Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

All references to “Observation Date” and “Closing Price” in this pricing supplement shall be deemed to refer to “Call Date” and “Closing Level,” respectively, as defined in the accompanying product supplement.

The Commodity Hedging Disruption Event specified in the accompanying product supplement BG under “Adjustments to Valuation Dates and Payment Dates – Commodity Based Underlyings or Basket Components – Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” shall not apply to the Securities offered pursuant to this pricing supplement.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this pricing supplement and “Risk Factors” on page 8 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦    You can tolerate the loss of a significant portion or all of your investment and are willing to make an investment in which you could have the same downside market risk as an investment in the Underlying.

♦    You believe the Closing Price will be greater than or equal to the Initial Price on an Observation Date, including the Final Valuation Date.

♦    You understand and accept that you will not participate in any increase in the price of the Underlying and you are willing to make an investment the return of which is limited to the applicable Call Return.

♦    You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

♦    You do not seek current income from this investment.

♦    You understand the increased volatility and other risks associated with investments in commodities futures contracts generally and oil futures contracts specifically.

♦    You are willing and able to hold Securities that will be automatically called on any Observation Date on which the Closing Price is greater than or equal to the Initial Price, and you are otherwise willing and able to hold the Securities to the Maturity Date, as set forth on the cover of this pricing supplement, and are not seeking an investment for which there will be an active secondary market.

♦    You are willing to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you including any payment upon an earlier automatic call or any repayment of your initial investment at maturity.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦    You cannot tolerate the loss of a significant portion or all of your investment or you are not willing to make an investment in which you could have the same downside market risk as an investment in the Underlying.

♦    You require an investment designed to provide a full return of your initial investment at maturity.

♦    You believe the Securities will not be automatically called and the Final Price will be less than the Trigger Price.

♦    You seek an investment that participates in any increase in the price of the Underlying or that has unlimited return potential.

♦    You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.

♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦    You seek current income from this investment.

♦    You do not understand the increased volatility and other risks associated with investments in commodities futures contracts generally and oil futures contracts specifically.

♦    You are unwilling or unable to hold Securities that will be automatically called on any Observation Date on which the Closing Price is greater than or equal to the Initial Price, or you are otherwise unable or unwilling to hold the Securities to the Maturity Date, as set forth on the cover of this pricing supplement, or seek an investment for which there will be an active secondary market.

♦    You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any payment upon an earlier automatic call or any repayment of your initial investment at maturity.

Final Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount of Securities
Face Amount	$10.00
Term	Approximately nine months, subject to a quarterly automatic call
Trade Date	November 17, 2014
Settlement Date	November 20, 2014
Final Valuation Date	August 17, 2015
Maturity Date2	August 20, 2015
Underlying	The relevant nearby month’s Light Sweet Crude Oil (WTI) futures contract traded on the CME Globex (“CME”) (see “Closing Price” below)
Call Feature
The Securities will be automatically called if the Closing Price on any Observation Date is greater than or equal to the Initial Price. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the applicable Call Price for the applicable Observation Date.

Observation Dates	Observation Date	Light Sweet Crude Oil (WTI) Futures Contract
	February 17, 2015	March 2015
	May 18, 2015	June 2015
	August 17, 2015	September 2015
Call Settlement Dates	Three business days following the relevant Observation Date. The Call Settlement Date for the Final Valuation Date will be the Maturity Date.
Call Return and Call Return Rate	The Call Return increases the longer the Securities are outstanding and is based on a Call Return Rate of 9.00% per annum. Based on the Call Return Rate, the total potential Call Return will be 6.75%.
Call Price	The Call Price equals the Face Amount plus the product of the Face Amount and the applicable Call Return. The table below reflects the Call Return Rate of 9.00% per annum.
Observation Dates	Expected Call Settlement Dates	Call Return	Call Price (per $10.00 Face Amount of Securities)
February 17, 2015	February 20, 2015	2.25%	$10.225
May 18, 2015	May 21, 2015	4.50%	$10.450
August 17, 2015 (Final Valuation Date)	August 20, 2015 (Maturity Date)	6.75%	$10.675
Payment at Maturity (per $10.00 Face Amount of Securities)
If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity equal to the Face Amount per $10.00 Face Amount of Securities.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity that is less than the Face Amount, equal to:

$10.00 + ($10.00 x Underlying Return)

In this circumstance, you will lose a significant portion or all of your initial investment in an amount proportionate to the negative Underlying Return.

Underlying Return	Final Price – Initial Price Initial Price
Trigger Price	$57.62, equal to 76.00% of the Initial Price
Closing Price1
On any day of calculation, the official settlement price per barrel of Light Sweet Crude Oil (WTI) on CME of the futures contract set to expire in the applicable nearby month, stated in U.S. dollars, as made public by CME. The applicable Closing Price will generally be determined by reference to the CME-traded Light Sweet Crude Oil (WTI) futures contract set to expire in the first nearby month (the “first nearby month’s Light Sweet Crude Oil (WTI) futures contract”), as made public by CME (Bloomberg page “CL1<Comdty>”). However, in the event that the Trade Date or an Observation Date (including the Final Valuation Date) occurs on or after (i) the last trading day of the first nearby month’s Light Sweet Crude Oil (WTI) futures contract or (ii) the notice period for delivery of Light Sweet Crude Oil under the first nearby month’s Light Sweet Crude Oil (WTI) futures contract, the applicable Closing Price will be determined by reference to the CME-traded Light Sweet Crude Oil (WTI) futures contract set to expire in the second nearby month, as made public by CME (Bloomberg page “CL2<Comdty>”).

The last trading day of the first nearby month’s Light Sweet Crude Oil (WTI) futures contract and the notice period for delivery of Light Sweet Crude Oil under the first nearby month’s Light Sweet Crude Oil (WTI) futures contract are published by common data providers such as Bloomberg.

Without limitation and in addition to any provisions in the accompanying product supplement, if the price source for the Underlying identified herein as the Closing Price is modified or amended, ceases to exist or is unavailable (or is published in error), the calculation agent may determine the Closing Price in good faith and in a commercially reasonable manner and/or postpone the Observation Dates and/or the Final Valuation Date by up to five trading days.

Initial Price
$75.82, equal to the Closing Price of the Underlying on November 14, 2014, determined by reference to the December 2014 Light Sweet Crude Oil (WTI) futures contract. The Initial Price is not the Closing Price of the Underlying on the Trade Date.

Final Price	The Closing Price of the Underlying on the Final Valuation Date, determined by reference to the September 2015 Light Sweet Crude Oil (WTI) futures contract

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT UPON AN AUTOMATIC CALL OR ANY REPAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

November 14, 2014:	The Initial Price is observed and the Trigger Price is determined.

Quarterly (including at maturity):
The Securities will be automatically called if the Closing Price on any Observation Date is greater than or equal to the Initial Price.

If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the applicable Call Price for the applicable Observation Date.

Maturity Date:
The Final Price is determined and the Underlying Return is calculated on the Final Valuation Date.

If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity equal to the Face Amount per $10.00 Face Amount of Securities.

If the Securities are not automatically called and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Securities at maturity that is less than the Face Amount, equal to:

$10.00 + ($10.00 x Underlying Return)

In this circumstance, you will lose a significant portion or all of your initial investment in an amount proportionate to the negative Underlying Return.

____________________
1	Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
2	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. Some of the risks that apply to an investment in each Security offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you the Face Amount per $10.00 Face Amount of Securities at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Price is greater than or equal to the Trigger Price. If the Securities are not automatically called and the Final Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you the Face Amount per $10.00 Face Amount of Securities. However, if the Securities are not automatically called on any Observation Date and the Final Price is less than the Trigger Price, you will be fully exposed to any negative Underlying Return, and, for each $10.00 Face Amount of Securities, you will lose 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price. In this circumstance, you will lose a significant portion or all of your initial investment at maturity.

♦
Limited Return Potential — The return potential of the Securities is limited to the applicable Call Return which is based on the Call Return Rate, regardless of the performance of the Underlying. Because the Call Return increases the longer the Securities are outstanding and the Securities could be automatically called as early as the first Observation Date (approximately three months after the Trade Date), the term of your investment could be cut short, and your return on the Securities would then be less than if the Securities were automatically called at a later date. As a result, an investment directly in the Underlying could provide a better return than an investment in the Securities. If the Securities are not automatically called, you may be fully exposed to the full downside performance of the Underlying even though you cannot participate in any increase in the price of the Underlying. Furthermore, because the Closing Price at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying.

♦
Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Closing Price is above the Trigger Price.

♦
Higher Call Return Rates Are Generally Associated with a Greater Risk of Loss — Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Closing Price could be less than the Trigger Price on the Final Valuation Date. This greater expected risk will generally be reflected in a higher Call Return Rate for the Securities. However, while the Call Return Rate is a fixed amount, the Underlying’s volatility can change significantly over the term of the Securities. The price of the Underlying could fall sharply, which could result in a significant loss of your initial investment.

♦
Reinvestment Risk — If your Securities are automatically called, the holding period over which you would receive the applicable Call Return which is based on the applicable Call Return Rate may be as short as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

♦	No Coupon Payments — Deutsche Bank AG will not pay any coupon payments with respect to the Securities.

♦
The Securities Are Subject to the Credit of the Issuer — The Securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking the credit risk of the Issuer will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less Than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
Investing in the Securities Is Not the Same as Investing in the Underlying or Other Related Contracts — The amount owed on the Securities is based on the Closing Price on any Observation Date (including the Final Valuation Date). The return on your Securities may not reflect the return you would have realized if you had directly invested in the Underlying, or any exchange-traded or over-the-counter instruments based on the Underlying. For instance, you will not participate in any potential increase in the price of the Underlying, which could be significant.

♦
Commodity Futures Contracts Are Subject to Uncertain Legal and Regulatory Regimes, Which May Adversely Affect the Price of the Underlying and the Value of the Securities — Commodity futures contracts such as the Underlying are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the Securities and affect the price of the Underlying. The effect on the value of the Securities of any future regulatory change is impossible to predict, but could be substantial and adverse to your interest. For example, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, provided the Commodity Futures Trading Commission (the “CFTC”) with additional authority to establish limits on the amount of positions that may be held by any person in commodity futures contracts, options on such futures contracts and swaps that are economically equivalent to such contracts. We may decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in the Underlying. Additionally, other market participants are subject to the same regulatory issues and may decide, or be required, to sell their positions in the Underlying. While the effect of these or other regulatory developments are difficult to predict, if such broad market selling were to occur, it would likely affect the price of the Underlying and may adversely affect the value of the Securities.

♦
Single Commodity Prices Tend to Be More Volatile and May Not Correlate with the Prices of Commodities Generally — The amount owed on the Securities is linked exclusively to the price of Light Sweet Crude Oil (WTI) futures contracts and not to a diverse basket of commodities or a broad-based commodity index. The price of Light Sweet Crude Oil (WTI) futures contracts may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the Securities are linked to the futures contract of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of futures contracts of multiple commodities or a broad-based commodity index.

♦
The Securities Offer Exposure to Futures Contracts and Not Direct Exposure to Physical Commodities — The Securities offer investors exposure to the price of CME-traded Light Sweet Crude Oil (WTI) futures contracts and not to the spot price of Light Sweet Crude Oil (WTI). The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Securities may underperform a similar investment that reflects the return on the physical commodity.

♦
Prices of Commodities and Commodity Futures Contracts Are Highly Volatile and May Change Unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect commodities prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause commodities prices to fluctuate. These factors may have a greater impact on commodities prices and commodity futures contracts than on more conventional securities and may adversely affect the performance of the Underlying and, as a result, the value of the Securities, and any payments you may receive in respect of the Securities. It is possible that lower prices or increased volatility of commodities will adversely affect the performance of Underlying and, as a result, the value of the Securities.

♦
Changes in Supply and Demand in the Market for Light Sweet Crude Oil (WTI) Futures Contracts May Adversely Affect the Value of the Securities — The Securities are linked to the performance of futures contracts on an underlying physical commodity, Light Sweet Crude Oil (WTI). Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in a nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the Initial Price and the Closing Price on each Observation Date and Final Valuation Date will be determined by reference to the applicable nearby month’s futures contract specified herein, the value of the Securities may be less than would otherwise be the case if the Initial Price and the Closing Price on each Observation Date and Final Valuation Date would be determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

♦
Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Securities — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the Underlying and, therefore, the value of the Securities.

♦
The Securities May Be Subject to Certain Risks Specific to Light Sweet Crude Oil (WTI) as a Commodity — Light Sweet Crude Oil (WTI) is an energy-related commodity. Consequently, in addition to factors affecting commodities generally, the Securities may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include:

♦	changes in the level of industrial and commercial activity with high levels of energy demands;

♦	disruptions in the supply chain or in the production or supply of other energy sources;

♦	price changes in alternative sources of energy;

♦	adjustments to inventory;

♦	variations in production and shipping costs;

♦	costs associated with regulatory compliance, including environmental regulations; and

♦	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the Underlying, and the value of the Securities linked to the Underlying, may offset or enhance the effect of another factor.

♦
A Decision by CME to Increase Margin Requirements for Light Sweet Crude Oil (WTI) Futures Contracts May Affect the Price of the Underlying — If CME increases the amount of collateral required to be posted to hold positions in the Underlying (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of the Underlying to decline significantly.

♦
Past Performance of the Underlying Is No Guide to Future Performance — The actual performance of the Underlying may bear little relation to the historical closing prices of the Underlying, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

♦
Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower Than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this pricing supplement is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately two months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between (a) the Issue Price minus the discounts and commissions and (b) the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
The Securities Will Not Be Listed and There Will Likely Be Limited Liquidity — The Securities will not be listed on any securities exchange. There may be little or no secondary market for the Securities. We or our affiliates intend to act as market makers for the Securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the Securities, the price at which you may be able to sell your Securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the Securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the Securities. If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price of the Underlying has increased since the Trade Date.

♦
Many Economic and Market Factors Will Affect the Value of the Securities — While we expect that, generally, the price of the Underlying will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the price of Light Sweet Crude Oil (WTI), and of the prices of exchange-traded futures contracts of the purchase or delivery of Light Sweet Crude Oil (WTI);

♦	supply and demand trends for Light Sweet Crude Oil (WTI), and for exchange-traded futures contracts for the purchase and delivery of Light Sweet Crude Oil (WTI);

♦	the time remaining to the maturity of the Securities;

♦	interest rates and yields in the market generally;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or Its Affiliates, in the Commodities and Commodity Derivative Markets May Impair the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into commodity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, UBS AG or our or their affiliates may also engage in trading in instruments linked or related to the Underlying on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect commodity prices and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we, UBS AG or our or their affiliates could receive substantial returns from these hedging and trading activities while the value of the Securities declines. We, UBS AG or our or their affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to commodity prices. Introducing competing products into the marketplace in this manner could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by us or our affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying, may adversely affect the market price of the Underlying and, therefore, the value of the Securities.

♦
We, UBS AG or Our or Their Affiliates May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Price of the Underlying and the Value of the Securities — We, UBS AG or our or their affiliates may publish research from time to time on financial markets and other matters that could adversely affect the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, UBS AG or our or their affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying to which the Securities are linked.

♦
Potential Conflicts of Interest —We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining the Issuer’s estimated value of the Securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the Securities on any relevant date or time. The calculation agent also has some discretion as to how the calculations are made, in particular if the Closing Price is modified or amended, ceases to exist or is unavailable (or is published in error) on an Observation Date and/or the Final Valuation Date, and will be responsible for determining whether a market disruption event has occurred as well as determining the prices or levels of the Underlying that affect whether the Securities are automatically called. Any determination by the calculation agent could adversely affect the return on the Securities.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity
The following table and hypothetical examples below illustrate the Payment at Maturity or Call Price due upon an automatic call for a hypothetical range of performances for the Underlying. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying relative to the Initial Price. We cannot predict the Closing Price on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the Underlying. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below may have been rounded for ease of analysis.

The following hypothetical examples and table illustrate the Payment at Maturity or Call Price due upon an automatic call per $10.00 Face Amount of Securities on a hypothetical offering of Securities based on the following terms:

Term:	Approximately nine months, subject to a quarterly automatic call
Initial Price:	$75.82
Trigger Price:	$57.62 (76.00% of the Initial Price)
Call Return and Call Prices*:

Observation Dates	Expected Call Settlement Dates	Call Return*	Call Price*
February 17, 2015	February 20, 2015	2.25%	$10.225
May 18, 2015	May 21, 2015	4.50%	$10.450
August 17, 2015 (Final Valuation Date)	August 20, 2015 (Maturity Date)	6.75%	$10.675
*Based on the Call Return Rate of 9.00% per annum

Example 1 — The Closing Price on the first Observation Date is $90.00, which is greater than the Initial Price of $75.82 — the Securities are automatically called.

Because the Closing Price on the first Observation Date is greater than the Initial Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date the Call Price of $10.225 per $10.00 Face Amount of Securities, representing a 2.25% return on the Securities.

Example 2 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Price of $100.00 is greater than the Initial Price of $75.82 — the Securities are automatically called.

Because the Securities were not previously automatically called and the Final Price is greater than the Initial Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date) the Call Price of $10.675 per $10.00 Face Amount of Securities, representing a 6.75% return on the Securities.

Example 3 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Price of $70.00 is greater than the Trigger Price of $57.62 — the Securities are NOT automatically called.

Because the Final Price is not greater than or equal to the Initial Price, the Securities are not automatically called on the Final Valuation Date. Because the Final Price is greater than the Trigger Price, Deutsche Bank AG will pay you a Payment at Maturity equal to $10.00 per $10.00 Face Amount of Securities, representing a 0.00% return on the Securities.

Example 4 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Price of $37.91 is less than the Trigger Price of $57.62 — the Securities are NOT automatically called.

Because the Final Price is not greater than or equal to the Initial Price, the Securities are not automatically called on the Final Valuation Date. Because the Final Price is less than the Trigger Price, your initial investment will be fully exposed to any negative Underlying Return. Accordingly, Deutsche Bank AG will pay you a Payment at Maturity calculated as follows:

$10.00 + ($10.00 × Underlying Return)
$10.00 + ($10.00 × -50.00%) = $5.00

If the Securities are not automatically called and the Final Price is less than the Trigger Price, your initial investment will be fully exposed to any negative Underlying Return, and, for each $10.00 Face Amount of Securities, you will lose 1.00% of the Face Amount for every 1.00% decline in the Final Price as compared to the Initial Price. In this circumstance, you will lose a significant portion or all of your initial investment. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

Historical Information
The following graph sets forth the historical performance of Light Sweet Crude Oil (WTI) futures contracts from November 17, 2004 through November 17, 2014. The daily closing prices of Light Sweet Crude Oil (WTI) futures contracts shown in the graph below are the official settlement prices per barrel of Light Sweet Crude Oil (WTI) on CME of the nearby month’s futures contract stated in U.S. dollars, as made public by CME. You can obtain the price of the first nearby month’s Light Sweet Crude Oil (WTI) futures contract from the Bloomberg page “CL1 <Comdty>.” The closing price of the nearby month’s Light Sweet Crude Oil (WTI) futures contract on November 17, 2014 was $75.64. The Initial Price is $75.82, equal to the Closing Price of the Underlying on November 14, 2014, determined by reference to the December 2014 Light Sweet Crude Oil (WTI) futures contract. The graph shows the Trigger Price of $57.62, equal to 76.00% of the Initial Price.

We obtained the information below regarding the historical closing prices of the Underlying from Bloomberg, L.P., and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Underlying on any Observation Date or the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

What Are the Tax Consequences of an Investment in the Securities?
In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity or pursuant to a call) and (ii) the gain or loss on your Securities should be short-term capital gain or loss. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including whether short-term instruments (such as the Securities) should be subject to any such accrual regime; the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.05 per $10.00 Face Amount of Securities. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of this pricing supplement or to its affiliates at the price to public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in this offering of the Securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of the Securities
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the authentication of the Securities by the authenticating agent and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.